                                                               EXHIBIT (1)(3)(c)

                            COMPENSATION SCHEDULE (SPL)

Compensation Frequency:  Premium-based Compensation -   Weekly

                            Trail - Quarterly beginning in Contract year 2

Compensation as
Percentage of Payment:      AGES UP TO ISSUE AGE 79*

                            The following commission Codes are available:
                            Commission Code A    7.50% upfront commission; no trail
                            Commission Code B    6.00% upfront commission; 0.25% trail
                            Commission Code C    3.50% upfront commission; 1.00% trail

                            ISSUE AGES 80 TO 89* (NO CHOICE)

                            Commission Code C   3.50% upfront commission; 1.00% trail

                            * For Second-to-Die Contracts, the Issue Age of the Older Insured

                            For Commission Codes B and C, in addition to the initial
                            commission paid on all payments, a trail commission will be paid on the first quarterly payment date following the first anniversary of the date of issue, based on the Contract Value not including the
                            Loan Account as of the last day of the quarter.

                            No trail commissions will be paid during the first Contract year.